Mueller Water Products Increases Quarterly Dividend ATLANTA – October 24, 2023, Mueller Water Products, Inc. (NYSE: MWA) announced that its Board of Directors has declared an increase to the Company’s quarterly dividend by approximately 4.9% to 6.40 cents ($0.064) per share from 6.10 cents ($0.061) per share, payable on or about November 20, 2023, to stockholders of record as of the close of business on November 9, 2023. About Mueller Water Products, Inc. Mueller Water Products, Inc. is a leading manufacturer and marketer of products and services used in the transmission, distribution and measurement of water in North America. Our broad product and service portfolio includes engineered valves, fire hydrants, pipe connection and repair products, metering products, leak detection, pipe condition assessment, pressure management products, and software technology that provides critical water system data. We help municipalities increase operational efficiencies, improve customer service and prioritize capital spending, demonstrating why Mueller Water Products is Where Intelligence Meets Infrastructure®. Visit us at www.muellerwaterproducts.com. Mueller refers to one or more of Mueller Water Products, Inc. (MWP), a Delaware corporation, and its subsidiaries. MWP and each of its subsidiaries are legally separate and independent entities when providing products and services. MWP does not provide products or services to third parties. MWP and each of its subsidiaries are liable only for their own acts and omissions and not those of each other. Mueller brands include Mueller®, Echologics®, Hydro Gate®, Hydro- Guard®, HYMAX®, i2O®, Jones®, Krausz®, Mi.Net®, Milliken®, Pratt®, Pratt Industrial®, Sentryx™, Singer®, and U.S. Pipe Valve & Hydrant. Please see muellerwp.com/brands to learn more. Investor Relations and Media Contact: Whit Kincaid 770-206-4116 wkincaid@muellerwp.com FOR IMMEDIATE RELEASE October 24, 2023